Exhibit 99.1

For Release Tuesday, January 12, 2010

OWLSTONE AND SELEX GALILEO EXECUTE EXCLUSIVE LICENSING TRANSACTION

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) is pleased to report that its minority owned subsidiary, Owlstone Nanotech, Inc. (“Owlstone”) has entered into an exclusive strategic development agreement with SELEX Galileo, a Finmeccanica company and one of Europe’s foremost aerospace and defense organizations.  Owlstone and SELEX Galileo have executed a licensing agreement by which SELEX Galileo will obtain the exclusive right to develop and distribute Owlstone’s FAIMS chemical detection technology products within the military marketplace. Although the terms are confidential, the agreement is inclusive of an upfront exclusivity fee and development funding provided to Owlstone for the purposes of securing Owlstone’s engineering and technology capability within the military sector. The initial agreement is for a period of 12 months.

This strategic transaction is the latest development in a three year SELEX Galileo funded collaboration to design and evolve its NexSense integrated detection platform to meet specifications set forth by military customers around the world. SELEX Galileo is a leader in surveillance, protection, tracking, targeting, navigation & control and imaging systems.

“This new initiative marks a significant evolution in our continuing relationship with SELEX Galileo,” commented Owlstone’s CEO, Bret Bader. “We are delighted to forge this stronger link between our two companies as part of our ongoing effort to deliver revolutionary technology to this critical market.”

Alastair Morrison, Senior Vice President Radar and Advanced Targeting at SELEX Galileo said, “We chose to work with Owlstone on the basis of their superior technical capabilities in micro-fabricated FAIMS systems. Securing exclusivity for the military sector represents a win for both organisations as it combines SELEX Galileo’s established market position with Owlstone’s proven innovation and engineering capability.”

About SELEX Galileo

SELEX Galileo, a Finmeccanica company, is a leading player in defence electronics. The Company employs over 7,000 people and operates in three domestic markets: UK, Italy and the US through dedicated legal entities. With a distinctive strength in airborne mission critical systems, and a wide range of capabilities for the battlefield and for homeland security applications, SELEX Galileo is always offering the best solution to its customers. Further information can be obtained from our website www.selexgalileo.com

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone Nanotech, Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (845) 533-4225
    ir@advancenanotech.com